Exhibit 5.1

February 16, 2022

Heska Corporation
3760 Rocky Mountain Avenue
Loveland, Colorado 80538

Re:	Heska Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Heska Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering from time to time by the selling stockholders identified therein of up to 91,039 shares (“Shares”) of the Company’s public common stock, par value $0.01 per share (“Common Stock”).  The Shares will be issued as earn-out payments pursuant to the terms and conditions of the Sale and Purchase Agreement, dated November 1, 2021, among the Company and the other parties named therein (the “Sale and Purchase Agreement”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued pursuant to the terms of the Sale and Purchase Agreement, will be validly issued, fully paid and non-assessable.

Heska Corporation
February 16, 2022

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.       We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP